6

                                   EXHIBIT "D"
                           ASSIGNMENT AND BILL OF SALE
                           ---------------------------

STATE OF NEW MEXICO            Sec.
                               Sec.
COUNTY OF SAN JUAN             Sec.

     This Assignment and Bill of Sale (the "Assignment'), dated effective as of 7:00 a.m., mountain standard time, on January 1, 2003 (the "Effective Time"), is from REGENT ENERGY CORPORATION (fka Vulcan Minerals & Energy, Inc.), (fka Playa Minerals & Energy Inc.), whose address is 10777 Westheimer, Suite 1100, Houston, Texas 77042 (the "Assignor"), to ROCKY MOUNTAIN ENERGY CORPORATION, whose address is 333 North Sam Houston Pkwy. E., Suite 910, Houston, Texas 77060 (the "Assignee").

                                     PART 1
                          GRANTING AND HABENDUM CLAUSES

     For Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which Assignor hereby acknowledges, Assignor has transferred, bargained, conveyed, and assigned, and does hereby transfer, bargain, convey and assign to Assignee, effective for all purposes as of the Effective Time, (the "Acquired Interest") all of the right, title and interest of Assignor in and to the following properties and assets (such properties and assets being hereinafter called the "Assets"):

     A. Any and all working interest owned by Assignor and set for on Exhibit "A", or which Assignor is entitled to receive by reason of any participation, joint venture, farm-in, farm-out, joint operating agreement or other agreement, in and to the oil, gas and/or mineral leases, permits, licenses, concessions, leasehold estates, working interests, reversionary interests, fee and term mineral interests, and any other interests of Assignor in oil, gas, and associated hydrocarbons ("Hydrocarbons"), it being the intent hereof that the legal descriptions and depth limitations set forth on Exhibit "A" are for information only and the term "Leases" includes all of Assignor's right, title and interest in the interests described on Exhibit "A" even though such interest may be incorrectly described (collectively, the "Leases");

     B. All right, title and interest of Assignor in and to or derived from the following and are assignable and are attributable to, appurtenant to, incidental to, or used for the operation of the Leases (the "Personal Property and Incidental Rights"):

          1. All easements, rights-of-way, permits, licenses, servitudes or other interests;

          2. All of the personal property, inventory, and equipment without exception or exclusion, located on the lease as of the effective date; and

          3. All contracts, agreements, and title instruments to the extent attributable to and affecting the Assets in existence as of the date of execution of this Assignment, including all hydrocarbon sales, purchase, gathering transportation, treating, marketing, exchange, processing, and fractionating contracts, and joint operating agreements.

     C. All merchantable oil and condensate produced from or attributable to the Leases prior to the Effective Time which have not been sold by Assignor and are in storage at the Effective Time (the "Inventory Hydrocarbons");

specifically  excluding  the  following  (the  "Excluded  Assets"):

     i. any and all rights of the Assignor in royalty interests, overriding royalty interests, production payment interests, or any other non-participating burdens on the Leases in effect as of the Effective Time;

     ii. all trade credits, accounts receivable, notes receivable and other receivables attributable to Assignor's interest in the Assets with respect to any period of time prior to the Effective Time; all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Assignor's interest in the assets with respect to any period of time prior to the Effective Time; and all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets prior to the Effective Time;

     iii. all corporate, financial, and tax records of Assignor; however, Assignee shall be entitled to receive copies of any tax records which directly relate to any assumed obligations, or which are necessary for assignee's ownership, administration, or operation of the Assets;

     iv. all claims and causes of action of Assignor arising from acts, omissions or events, or damage to or destruction of the Assets, occurring prior to the Effective Time;

     v. all rights, title, claims and interests of Assignor relating to the Assets prior to the Effective Time under any policy or agreement of insurance or indemnity; under any bond; or to any insurance or condemnation proceeds or awards;

     vi. all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons, except the Inventory Hydrocarbons;

     vii. claims of Assignor or refund of or loss carry forwards with respect to production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Time, or income for franchise taxes;


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
     viii. all amounts due or payable to Assignor or adjustments or refunds under any contract or agreements (including take-or-pay claims) affecting the Assets, respecting periods prior to the Effective Time;

     ix. all amounts due or payable to Assignor or adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

     x. all proceeds, benefits, income or revenues accruing (and any security or other deposits made ) with respect to the Assets, and all accounts receivable attributable to the Assets, prior to the Effective Time;

     xi. All of Assignor's intellectual property, including but not limited to, proprietary computer software, patents, trade secrets, copyrights, names, marks and logos; and

     TO HAVE AND TO HOLD, subject to the terms, exceptions and other provisions herein stated, the Acquired Interest in the Assets unto Assignee, its respective heirs, personal representatives, successors and assigns, forever.

                                     PART II
                                  MISCELLANEOUS

     A.     Disclaimer  of  Warranties;  Subrogation.  Assignor  represents  and
            ----------------------------------------
            warrants (i) that Assignor has good right and authority to sell and assign the Acquired Interest in the Assets; and (ii) that the Assets are free and clear of any mortgages, deeds of trust, financing statements, liens and encumbrances (other than those created pursuant to joint operating agreements and those to be released simultaneously with the execution of this Assignment) created by, through, or under Assignor, but not otherwise. Except for the warranty set forth in the preceding sentence, the assignments and conveyances made by this Assignment are made without warranty of title, express, implied, or statutory, and without recourse, even as to the return of the purchase price or other consideration, but with full substitution and subrogation of Assignee, and all persons claiming by, through and under Assignee, to the extent assignable, in and to all covenants and warranties of Assignor's predecessors in title and with full subrogation of all rights accruing under the applicable statutes of limitation or prescription under the laws of the state where the Assets are located and all rights of actions of warranty against all former owners of the Assets. Any covenants or warranties implied by statute or law by the use of the words "transfer', "convey", "bargain" or "assign" or other similar words used in this Assignment are hereby expressly disclaimed, waived and negated.


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
     B.     Further  Disclaimers. Assignor and Assignee agree that to the extent
            --------------------
            required by applicable law to be operative, the disclaimers of certain warranties contained in this paragraph are "conspicuous" disclaimers for the purposes of any applicable law, rule or order. The Personal Property and Incidental Rights are assigned to Assignee without recourse (even as to the return of the purchase price or other consideration), covenant or warranty of any kind, express, implied or statutory. WITHOUT LIMITING THE EXPRESS PROVISIONS HEREOF, ASSIGNEE SPECIFICALLY AGREES THAT ASSIGNOR IS CONVEYING THE PERSONAL PROPERTY AND INCIDENTAL RIGHTS ON AN "AS IS, WHERE IS, WITH ALL FAULTS" BASIS AND WITHOUT REPRESENTATION OR WARRANTY, EITHER EXPRESS, IMPLIED AT COMMON LAW, BY STATUTE OR OTHERWISE, OR STATUTORY, ALL OF WHICH ASSIGNOR HEREBY DISCLAIMS), RELATING TO TITLE TRANSFERABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN OR QUALITY, COMPLIANCE WITH SPECIFICATIONS OR CONDITIONS REGARDING OPERATION, FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, ABSENCE OR LATENT DEFECTS, OR ANY OTHER MATTER WHATSOEVER. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY ASSIGNEE AND ASSIGNOR AFTER DUE CONSIDERATION AND ARE INTENDED TO BE COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES OF ASSIGNOR, EITHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE EQUIPMENT THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT OR OTHERWISE, EXCEPT AS EXPRESSLY SET FORTH HEREIN.

     C.     Subject to Purchase and Sale Agreement. This Assignment is delivered
            --------------------------------------
            pursuant to that certain Purchase and Sale Agreement effective as of January 1, 2003, by and between Assignor, as Seller, and Assignee, as Buyer (the "Purchase and Sale Agreement"). In the event of any conflict, inconsistencies, or ambiguities between the terms and conditions of this Assignment and the Purchase and Sale Agreement, the terms and conditions of the Purchase and Sale Agreement shall govern and control. The Purchase and Sale Agreement contains a provision for certain contingent payments to be earned by Assignor, as Seller. Exhibit "C" titled Contingent Payment Schedule is attached hereto and made a part hereof in order to ratify and affirm Assignee's obligation to Assignor regarding the contingent payments.

     D.     Further  Assurances.  The  parties  agree  to  take all such further
            -------------------
            actions and execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Assignment. So long as authorized by applicable law so to do, Assignor agrees to execute, acknowledge and deliver to Assignee all such other additional instruments, notices, division orders, transfer orders and other documents and to do all such other and further acts and things as may be necessary to more fully and effectively convey and assign to Assignee the Acquired Interest in the Assets conveyed hereby or intended so to be conveyed.


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
     E.     Successors  and Assigns. This Assignment shall bind and inure to the
            -----------------------
            benefit of Assignor and Assignee and their respective heirs, personal representatives, successors and assigns.

     F.     Governing  Law. This Assignment shall be governed by and interpreted
            --------------
            in accordance with the laws of the State of New Mexico, without regard to any conflicts of law rule that would direct application of the laws of another jurisdiction, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Assets are located, shall apply.

     G.     Exhibits. All exhibits attached hereto are hereby made a part hereof
            --------
            and incorporated herein by this reference. References in such exhibits to instruments on file in the public records are made for all purposes. Unless provided otherwise, all recording references in such exhibits are to the appropriate records of the counties in which the Assets are located.

     H.     Captions.  The  captions in this Assignment are for convenience only
            --------
            and shall not be considered a part of or affect the construction or interpretation of any provision of this Assignment.

     I.     Counterparts.  This  Assignment  may  be  executed  in  one  or more
            ------------
            counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     EXECUTED as of the dates of the acknowledgments below, to be effective for all purposes as of the Effective Time.

                                            ASSIGNOR:
                                            REGENT  ENERGY  CORPORATION
                                            (FKA VULCAN MINERALS & ENERGY, INC.)
                                            (FKA PLAYA MINERALS & ENERGY, INC.)


                                            By:______________________________
                                            Andrew  Levy,  Director

                                            ASSIGNEE:
                                            ROCKY  MOUNTAIN  ENERGY  CORPORATION


                                            By:______________________________
                                            John  N.  Ehrman,  President


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
STATE  OF  NEW  YORK       Sec.
                           Sec.
COUNTY  OF  NEW  YORK      Sec.

     This  instrument  was  acknowledged  before  me  on  this      day  of
2003, by Andrew Levy, Director of Regent Energy Corporation, a Nevada corporation, on behalf of said corporation.

                                  ______________________________________________
                                  Notary Public in and for the State of New York My Commission Expires:


STATE  OF  TEXAS           Sec.
                           Sec.
COUNTY  HARRIS             Sec.

     This instrument was acknowledged before me on this ________ day of , 2003, by John N. Ehrman, President of Rocky Mountain Energy Corporation, a Nevada corporation, on behalf of said corporation.


                                  ______________________________________________
                                  Notary Public in and for the State of Texas
                                  My  Commission  Expires:


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